Exhibit 4.5

THIRD AMENDMENT TO
TRUST AGREEMENT OF

SYNCHRONY CREDIT CARD MASTER NOTE TRUST

This THIRD AMENDMENT TO TRUST AGREEMENT OF SYNCHRONY CREDIT CARD MASTER NOTE TRUST (formerly known as GE Capital Credit Card Master Note Trust) (this “Amendment”) is entered into as of April 21, 2017, between RFS HOLDING, L.L.C. (“RFS Holding”) and BNY Mellon Trust of Delaware, acting solely in its capacity as trustee (the “Trustee”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement (defined below).

Background

A.                The parties to this Amendment entered into a certain Trust Agreement, dated as of September 25, 2003 (as amended, supplemented or otherwise modified prior to the date hereof, the “Trust Agreement”), with respect to a Delaware statutory trust known as Synchrony Credit Card Master Note Trust (the “Trust”).

B.                 RFS Holding and the Trustee desire to amend the Trust Agreement as set forth below.

Amendment and Agreement

1.                  In consideration of the mutual agreements, provisions and covenants contained in this Amendment and in the Trust Agreement, the parties, intending to be legally bound, agree that Section 1.1 of the Trust Agreement is hereby amended by deleting the definition of “Monthly Period” in its entirety and replacing it with the following:

““Monthly Period” means (a) for each Payment Date prior to the June 2017 Payment Date, the period beginning on the 22nd day of the second preceding calendar month and ending on the 21st day of the immediately preceding calendar month, (b) with respect to the June 2017 Payment Date, the period beginning on April 22, 2017 and ending on May 31, 2017 and (c) with respect to any Payment Date on and after the July 2017 Payment Date, the calendar month immediately preceding such Payment Date.”

2.                  Upon satisfaction of the condition set forth in Section 5 of this Amendment, this Amendment shall become part of the Trust Agreement and each reference in the Trust Agreement to “this Agreement” or “hereof”, “hereunder” or words of like import, and each reference in any other Related Document (as defined in the Trust Agreement) to the Trust Agreement shall mean and be a reference to the Trust Agreement as amended hereby.

3.                  This Amendment shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Third Amendment to Trust Agreement (MNT)

4.                  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

5.                  This Amendment shall be deemed to be effective upon receipt by the Trustee of (i) counterparts of this Amendment, duly executed by the Trustee and RFS Holding, (ii) evidence of satisfaction of the Rating Agency Condition and (iii) an Officer’s Certificate of RFS Holding to the effect that this Amendment shall not adversely affect in any material respect the interests of the Holders or Noteholders and conditions to this Amendment have been satisfied.

2	Third Amendment to Trust Agreement (MNT)

IN WITNESS WHEREOF, the parties have caused this Third Amendment to Trust Agreement to be executed by their respective duly authorized officers as of the date first written above.

RFS HOLDING, L.L.C.

By:	/s/ Andrew Lee
Name:	Andrew Lee
Title:	Vice President

A-1	Third Amendment to Trust Agreement (MNT)

BNY MELLON TRUST OF DELAWARE,
as Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

A-2	Third Amendment to Trust Agreement (MNT)